Patrick Rodgers, CPA, PA
309 East Citrus Street
Altamonte Springs, FL 32701

407-740-7311
FAX: 831-3126

July 28, 2007

Andrea M. Cortellazzi
Chief Executive Officer and Director
M45 Mining Resources, Inc.
1212 Redpath Crescent
Montreal (Quebec) Canada H3G-2K1

I am pleased to confirm my understanding of the services I am to provide for M45 Mining Resources, Inc. ("the Company") for the year ended March 31, 2008.

I will audit the balance sheet of the Company as of March 314, 2008 and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended.

The objective of an audit of the financial statements is to express an opinion on the financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). My audit of the financial statements will be conducted in accordance with the standards established by the Public Company Accounting Oversight Board (PCAOB) and will include tests of the Company's accounting records and other procedures I consider necessary to enable me to express my opinion. If my opinion is other than unqualified, I will discuss the reasons with Company management in advance. If, for any reason, I am unable to complete my audit or am unable to form or have not formed my opinion, I may decline to issue a report as a result of this engagement.

I will plan and perform the audit of the financial statements to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from (1) errors, (2) fraudulent financial reporting, (3) misappropriation of assets, or (4) violations of laws or regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity. The audit will include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, my audit will involve judgment about the number of transactions to be examined and the areas to be tested. My procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions. In connection with my audit of the financial statements, I will obtain an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. At the conclusion of my audit, you agree to provide certain representations from management about the Company's financial statements and related matters.

Because my audit is designed to provide reasonable, but not absolute, assurance and because I will not perform a detailed examination of all transactions, there is a risk that material misstatements or material weaknesses in internal control may exist and not be detected by me. In addition, my financial statement audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. I will, however, communicate to the audit committee and management of the Company, as appropriate, any errors, fraud, or other illegal acts that come to my attention during my audit, unless clearly inconsequential.

My audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant deficiencies or material weaknesses in the design or operation of internal control. However, I will communicate in writing to the audit committee and management any significant deficiencies and material weaknesses relating to internal control over financial reporting identified while performing my audit. Any significant deficiency or material weakness identified because the audit committee's oversight of the Company's external financial reporting and internal control over financial reporting is ineffective will be communicated in writing to the Company board of directors.

I am also responsible for communicating with the audit committee about certain other matters related to my audit, including (1) my audit responsibility under PCAOB standards; (2) information relating to my independence with respect to the Company; (3) the Company's critical accounting policies; (4) the quality of the Company's accounting principles; (5) management's judgments and sensitive accounting estimates; (6) significant audit adjustments; (7) any disagreements with management about matters that could be significant to the Company's financial statements or my report; (8) any consultations management made with other accountants; (9) any issues discussed with management prior to retention; (10) any significant difficulties encountered in performing the audit; (11) other information in documents containing audited financial statements, such as the Company's annual report; and (12) other matters as considered necessary. Further, I am responsible for ensuring that the audit committee receives copies of certain written communications between me and management, including management representation letters and written communications on accounting, auditing, internal control, or other matters.

Management is responsible for the financial statements, for making all financial records and related information available to me on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records; the selection and application of accounting principles; the safeguarding of assets; adjusting the financial statements to correct material misstatements; and confirming to me in the management representation letter that the effects of any uncorrected misstatements aggregated by me during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. In addition, management is responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

In conjunction with the annual audit, I will also perform reviews of the Company's unaudited quarterly financial information for each of the four quarters in the years ended March 31, 2008. For the first three quarters of the fiscal year ended March 31, 2008, I will perform reviews of that information before the Form 10-QSB is filed. The objective of a review is to provide a basis for communicating whether there are any material modifications that should be made to the interim financial information for it to conform with GAAP.

These reviews will be conducted in accordance with the standards of the PCAOB. A review of interim financial information consists principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters. It includes obtaining sufficient knowledge of the Company's business and its internal control as it relates to the preparation of both annual and interim financial information to identify the types of potential material misstatements in the interim financial information and consider the likelihood of their occurrence, and to select the inquiries and analytical procedures that will provide a basis for communicating whether there are material modifications that should be made to the interim financial information for it to conform with GAAP. A review is substantially less in scope than an audit conducted in accordance PCAOB standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I will not express opinions on the interim financial information.

Management is responsible for the Company's interim financial information and for establishing and maintaining effective internal control over financial reporting. It is also responsible for identifying and ensuring that the Company complies with the laws and regulations applicable to its activities; making all financial records and related information available to me; adjusting the interim financial information to correct material misstatements; and affirming that the effects of any uncorrected misstatements pertaining to the periods under review are immaterial, both individually and in the aggregate, to the interim financial information taken as a whole.

I will communicate to the audit committee and management any matters that come to my attention as a result of the reviews that I believe may require material modifications to the quarterly financial information to make it conform with GAAP. I will also communicate any significant deficiencies or material weaknesses that come to my attention. If, for any reason, I am unable to complete my reviews or am unable to form or have not formed my opinions, I will notify the audit committee and management. At the conclusion of my reviews, you agree to provide require certain representations from management about the financial statements and related matters.

I am required to read any annual report that contains my audit report. I will read the annual report for the purpose of determining whether other information in the annual report (including the manner of its presentation) is materially inconsistent with information in the financial statements or management's assessment of the effectiveness of the Company's internal control over financial reporting. I assume no obligation to perform procedures to corroborate such other information as part of our audit.

Regarding electronic filings such as the SEC's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, management agrees that, before filing any document in electronic format with the SEC with which I am associated, I will be advised of the proposed filing on a timely basis. I will provide the Company a signed copy of my report and consent. These manually signed documents will serve to authorize the use of my name prior to the Company's electronic transmission. Management will provide me with a complete copy of the document accepted by EDGAR.

I estimate that my fees for these services will range from $5,000.00 to $10,000.00 (quarterly--$750.00 to $1,500.00; annual audit--$2,500.00 to $5,000.00). The Company will also be billed for travel and other out-of-pocket costs such as report production, word processing, postage, etc. Additional expenses are estimated to be $0. The fee estimate and completion of my work is based on anticipated cooperation from Company personnel; timely responses to my inquiries; timely communication of all significant accounting and financial matters; and the assumption that unexpected circumstances will not be encountered during the audit. If significant additional time is necessary, I will keep Company management informed of any problems I encounter and my fees will be adjusted accordingly. I will require a retainer of $1,000.00 with the signing of this engagement letter; which will be applied against my billing for the review of the quarter ended June 30, 2007. If my fee for the first quarter review is less than $1,000.00, the unapplied balance will be carried over and applied against my billing for the quarter ended September 30, 2007. My engagement fees for the quarterly reviews and the annual audit will be due upon presentation of an invoice for work provided for in this engagement letter.

The Company may wish to include or incorporate by reference my audit report on these financial statements in a registration statement proposed to be filed under the Securities Act of 1933 or in some other securities offering. If so, you agree not to include my audit report or make reference to my Patrick Rodgers, CPA, PA without my prior permission or consent. Any agreement to perform work in connection with an offering, including an agreement to provide permission or consent, will be a separate engagement.

Any additional services that may be requested and I agree to provide, will be the subject of separate arrangements.

The audit documentation for this engagement is the property of Patrick Rodgers, CPA, PA and constitutes confidential information. However, I may be requested to make certain audit documentation available to the PCAOB, SEC, or other regulators pursuant to the authority given to them by law or regulation. If requested, access to such audit documentation will be provided under my supervision. Further, upon request, I may provide copies of selected audit documentation to the regulator. The regulator may intend, or decide, to distribute the copies or information contained therein to others, including other government agencies.

I appreciate the opportunity to be of service and believe this letter accurately summarizes the significant terms of my engagement. If you have any questions, please let me know. If you agree with the terms of my engagement as described in this letter, please sign the enclosed copy and return it to me.

Sincerely,

Patrick Rodgers, CPA, PA

RESPONSE:

This letter correctly sets forth the understanding of M45 Mining Resources.

Officers Signature ____________________

Title: CEO.

Date: JULY. 30/2007.